Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8453	(404) 885-8325
trevor.burns@equifax.com	ines.gutzmer@equifax.com

ATLANTA, July 25, 2018 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended June 30, 2018.

"During the second quarter, we delivered solid results while continuing to make strong progress on our data security, IT, and consumer transformation. The Equifax team also made strong steps forward in rebuilding confidence with customers and partners.” said Mark W. Begor, Chief Executive Officer of Equifax. “During the quarter, we intensified our focus on customers and partners to deliver the solutions from our unique data that allows them to more effectively grow and manage their business. We did this while continuing to make significant investments in our infrastructure toward our goal of being an industry leader in IT and data security. We will continue this focus for the remainder of 2018."

Financial Results Summary

The company reported revenue of $876.9 million in the second quarter of 2018, a 2 percent increase compared to the second quarter of 2017 on both a reported and local currency basis.

Net income attributable to Equifax of $144.8 million was down 12 percent compared to the second quarter of 2017.

Second quarter diluted EPS attributable to Equifax was $1.19, down 12 percent compared to the second quarter of 2017.

USIS second quarter results

•
Total revenue was $324.6 million in the second quarter of 2018 compared to $331.9 million in the second quarter of 2017, a decrease of 2 percent. Operating margin for USIS was 38.9 percent in the second quarter of 2018 compared to 45.1 percent in the second quarter of 2017. Adjusted EBITDA margin for USIS was 47.7 percent in the second quarter of 2018 compared to 51.5 percent in the second quarter of 2017.

•	Online Information Solutions revenue was $224.1 million, down 4 percent compared to the second quarter of 2017.

•	Mortgage Solutions revenue was $45.5 million, up 18 percent compared to the second quarter of 2017.

•	Financial Marketing Services revenue was $55.0 million, down 9 percent compared to the second quarter of 2017.

International second quarter results

•
Total revenue was $250.3 million in the second quarter of 2018, up 8 percent compared to the second quarter of 2017 on a reported and local currency basis. Operating margin for International was 14.8 percent in the second quarter of 2018, compared to 19.9 percent in the second quarter of 2017. Adjusted EBITDA margin for International was 30.5 percent in the second quarter of 2018, compared to 30.9 percent in the second quarter of 2017.

•	Asia Pacific revenue was $86.1 million, up 12 percent compared to the second quarter of 2017 and up 12 percent on a local currency basis.

•	Europe revenue was $72.3 million, up 6 percent compared to the second quarter of 2017 and down 1 percent on a local currency basis.

•	Latin America revenue was $54.2 million, up 2 percent compared to the second quarter of 2017 and up 15 percent on a local currency basis.

•	Canada revenue was $37.7 million, up 13 percent compared to the second quarter of 2017 and up 8 percent on a local currency basis.

Workforce Solutions second quarter results

•
Total revenue was $207.6 million in the second quarter of 2018, a 7 percent increase compared to the second quarter of 2017. Operating margin for Workforce Solutions was 40.4 percent in the second quarter of 2018 compared to 45.7 percent in the second quarter of 2017. Adjusted EBITDA margin for Workforce Solutions was 47.6 percent in the second quarter of 2018 compared to 51.2 percent in the second quarter of 2017.

•	Verification Services revenue was $149.3 million, up 15 percent compared to the second quarter of 2017.

•	Employer Services revenue was $58.3 million, down 9 percent compared to the second quarter of 2017.

Global Consumer Solutions second quarter results

•
Revenue was $94.4 million in the second quarter of 2018, down 5 percent compared to the second quarter of 2017 on a reported and local currency basis. Operating margin was 20.1 percent in the second quarter of 2018 compared to 27.7 percent in the second quarter of 2017. Adjusted EBITDA margin was 31.0 percent compared to 31.0 percent in the second quarter of 2017.

Adjusted EPS and Adjusted EBITDA Margin

•
Adjusted EPS attributable to Equifax was $1.56 in the second quarter of 2018, down 3 percent compared to the second quarter of 2017. This financial measure for 2018 excludes the cybersecurity incident related costs and adjustments from uncertain tax positions resulting from a recent settlement with tax authorities. The financial measure for both 2018 and 2017 excludes acquisition-related amortization expense, net of associated tax impacts and income tax effects of stock awards recognized upon vesting or settlement. These items are described more fully in the attached Q&A.

•
Adjusted EBITDA margin was 35.0 percent in the second quarter of 2018, compared to 39.1 percent in the second quarter of 2017. These financial measures for 2018 and 2017 have been adjusted for certain items, including costs related to the cybersecurity incident, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

Third Quarter and Full Year Guidance

•
For the third quarter of 2018, we expect reported revenue to be between $853 and $863 million, reflecting constant currency growth as compared to the third quarter of 2017 of 4% to 5%, partially offset by an expected 2% negative impact of foreign exchange. Adjusted EPS is expected to be between $1.39 and $1.44. The impact of foreign exchange on adjusted EPS compared to the third quarter of 2017 is expected to be negative $0.03 per share.

•
We expect full year 2018 reported revenue to be between $3.425 and $3.525 billion, and adjusted EPS to be between $5.80 and $6.00 per share, both unchanged from our prior guidance. The impact of foreign exchange is now expected to negatively impact revenue by 1% and adjusted EPS by approximately $0.08 per share as compared to 2017.

About Equifax

Equifax is a global information solutions company that uses unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 10,800 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, July 26, 2018 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for costs related to the cybersecurity incident announced September 7, 2017, acquisition-related amortization expense, net of tax, the adjustment for redeemable noncontrolling interest that reflects a redemption value in excess of fair value, the foreign exchange impact resulting from accounting for Argentina as a highly inflationary economy, the income tax effects of stock awards that are recognized upon vesting or settlement and adjustments from uncertain tax positions resulting from a recent settlement with tax authorities. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include the impact of the cybersecurity incident announced September 7, 2017 and the resulting government investigations, litigation and other impacts on our business and results of operations; the Tax Cuts and Jobs Act of 2017; adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with international sales and operations; risks relating to unauthorized access to data or breaches of confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority ("FCA") and Information Commissioner's Office of our debt collections services and core credit reporting businesses in the U.K. and oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission ("ACCC") and other regulatory entities of our credit reporting business in Australia;

federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General, the FCA, the ACCC or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2018	2017
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$876.9	$856.7
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	348.6	293.7
Selling, general and administrative expenses	257.5	226.6
Depreciation and amortization	77.2	70.5
Total operating expenses	683.3	590.8
Operating income	193.6	265.9
Interest expense	(26.4)	(24.6)
Other income, net	2.2	1.3
Consolidated income before income taxes	169.4	242.6
Provision for income taxes	(23.3)	(75.0)
Consolidated net income	146.1	167.6
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.3)	(2.2)
Net income attributable to Equifax	$144.8	$165.4
Basic earnings per common share:
Net income attributable to Equifax	$1.20	$1.37
Weighted-average shares used in computing basic earnings per share	120.3	120.3
Diluted earnings per common share:
Net income attributable to Equifax	$1.19	$1.36
Weighted-average shares used in computing diluted earnings per share	121.4	121.9
Dividends per common share	$0.39	$0.39

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$327.4	$336.4
Trade accounts receivable, net of allowance for doubtful accounts of $11.0 and $9.1 at June 30, 2018 and December 31, 2017, respectively	473.5	444.8
Prepaid expenses	87.7	94.3
Other current assets	60.2	122.9
Total current assets	948.8	998.4
Property and equipment:
Capitalized internal-use software and system costs	532.5	427.9
Data processing equipment and furniture	309.3	306.6
Land, buildings and improvements	212.3	212.5
Total property and equipment	1,054.1	947.0
Less accumulated depreciation and amortization	(417.6)	(380.0)
Total property and equipment, net	636.5	567.0
Goodwill	4,135.9	4,184.0
Indefinite-lived intangible assets	94.8	95.0
Purchased intangible assets, net	1,154.9	1,247.0
Other assets, net	146.0	142.0
Total assets	$7,116.9	$7,233.4
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$4.0	$965.3
Accounts payable	121.4	110.3
Accrued expenses	171.6	160.9
Accrued salaries and bonuses	94.4	119.4
Deferred revenue	101.5	108.4
Other current liabilities	184.7	209.2
Total current liabilities	677.6	1,673.5
Long-term debt	2,628.4	1,739.0
Deferred income tax liabilities, net	293.2	305.1
Long-term pension and other postretirement benefit liabilities	153.6	175.8
Other long-term liabilities	84.4	101.0
Total liabilities	3,837.2	3,994.4
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at June 30, 2018 and December 31, 2017; Outstanding shares - 120.4 and 120.1 at June 30, 2018 and December 31, 2017, respectively	236.6	236.6
Paid-in capital	1,339.8	1,332.7
Retained earnings	4,748.3	4,600.6
Accumulated other comprehensive loss	(522.0)	(412.0)
Treasury stock, at cost, 68.3 shares and 68.6 shares at June 30, 2018 and December 31, 2017, respectively	(2,574.2)	(2,577.6)
Stock held by employee benefit trusts, at cost, 0.6 shares at June 30, 2018 and December 31, 2017	(5.9)	(5.9)
Total Equifax shareholders' equity	3,222.6	3,174.4
Noncontrolling interests including redeemable noncontrolling interests	57.1	64.6
Total equity	3,279.7	3,239.0
Total liabilities and equity	$7,116.9	$7,233.4

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2018	2017
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$240.0	$323.0
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	157.5	143.5
Stock-based compensation expense	20.7	25.3
Deferred income taxes	(10.0)	(6.8)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(36.3)	(24.1)
Other assets, current and long-term	64.5	(30.3)
Current and long term liabilities, excluding debt	(81.6)	(101.5)
Cash provided by operating activities	354.8	329.1
Investing activities:
Capital expenditures	(118.7)	(99.9)
Acquisitions, net of cash acquired	(30.7)	(9.6)
Cash received from sale of asset	—	8.6
Cash used in investing activities	(149.4)	(100.9)
Financing activities:
Net short-term (repayments) borrowings	(960.2)	208.8
Payments on long-term debt	(100.0)	(50.0)
Borrowings on long-term debt	994.8	—
Dividends paid to Equifax shareholders	(93.9)	(93.9)
Dividends paid to noncontrolling interests	(8.7)	(6.6)
Proceeds from exercise of stock options	5.7	13.0
Payment of taxes related to settlement of equity awards	(12.6)	(27.0)
Purchase of redeemable noncontrolling interests	(21.3)	—
Debt issuance costs	(7.3)	—
Payment of contingent consideration	(1.5)	—
Cash (used in) provided by financing activities	(205.0)	44.3
Effect of foreign currency exchange rates on cash and cash equivalents	(9.4)	2.1
(Decrease) increase in cash and cash equivalents	(9.0)	274.6
Cash and cash equivalents, beginning of period	336.4	129.3
Cash and cash equivalents, end of period	$327.4	$403.9

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended June 30,
					Local Currency
Operating revenue:	2018	2017	$ Change	% Change	% Change*
Online Information Solutions	$224.1	$232.6	$(8.5)	(4)%
Mortgage Solutions	45.5	38.6	6.9	18%
Financial Marketing Services	55.0	60.7	(5.7)	(9)%
Total U.S. Information Solutions	324.6	331.9	(7.3)	(2)%
Asia Pacific	86.1	76.5	9.6	12%	12%
Europe	72.3	68.5	3.8	6%	(1)%
Latin America	54.2	52.9	1.3	2%	15%
Canada	37.7	33.5	4.2	13%	8%
Total International	250.3	231.4	18.9	8%	8%
Verification Services	149.3	130.3	19.0	15%
Employer Services	58.3	64.2	(5.9)	(9)%
Total Workforce Solutions	207.6	194.5	13.1	7%
Global Consumer Solutions	94.4	98.9	(4.5)	(5)%	(5)%
Total operating revenue	$876.9	$856.7	$20.2	2%	2%
 *Reflects percentage change in revenue conforming 2018 results using 2017 exchange rates.

2.    What was the currency impact on the foreign operations compared to the second quarter of 2017?

The U.S. dollar impact on operating revenue is as follows:

Three months ended June 30, 2018
Operating Revenue
(In millions)%
Asia Pacific	—%
Europe	7%
Latin America	(12)%
Canada	5%
Global Consumer Solutions	—%
Total	—%

We experienced significant currency fluctuations between the time we gave guidance in April 2018 and June 30, 2018. We estimate this represented a 1% negative impact to our reported revenue for the quarter.

3. What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 13.7% and 30.9% for the three months ended June 30, 2018 and June 30, 2017, respectively. Statutory U.S. income tax rates decreased in 2018 compared to 2017 due to the Tax Act that was enacted in the fourth quarter of 2017 which favorably impacts the second quarter of 2018 effective tax rate. In addition, our second quarter tax rate was favorably impacted by a settlement with tax authorities of uncertain tax positions related to the 2016 and 2017 tax years.

4. What is included in the costs related to the September 2017 cybersecurity incident?

Costs related to the cybersecurity incident are defined as incremental costs to transform our Information Technology Infrastructure and Data Security; legal fees and professional services costs to investigate the cybersecurity incident and respond to legal, government and regulatory claims; as well as costs to provide the free product and related support to the consumer.

We recorded $36.3 million ($27.3 million, net of tax) and $105.0 million ($77.9 million, net of tax) for the second quarter and first six months of 2018, respectively, for expenses related to the cybersecurity incident and incremental information technology ("IT") and data security costs. The components of the costs are as follows:

(in millions)	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
IT and data security	$45.7	$54.9	$100.6
Legal and investigative fees	28.9	16.4	45.3
Product liability	4.1	—	4.1
Insurance recoveries	(10.0)	(35.0)	(45.0)
Total	$68.7	$36.3	$105.0

In the second quarter and first six months of fiscal 2018, the Company recorded a total of $71.3 million and $150.0 million, respectively, of pretax expenses related to the cybersecurity incident and incremental IT and data security costs. The $54.9 million and $100.6 million of IT and data security costs include incremental costs to transform our IT infrastructure and improve application, network, and data security, and the costs of development and launch of Lock and AlertTM. These include, but are not limited to, costs for people, professional and contracted services, technical services and products, and other costs added either directly or indirectly to manage, execute, and support the implementation of these plans. The $16.4 million and $45.3 million of legal and investigative fees include legal fees and professional services costs to investigate the cybersecurity incident and respond to legal, government, and regulatory investigations and claims related to the cybersecurity incident. The $4.1 million of product liability costs incurred in the first quarter of 2018 include the expected costs of fulfillment of TrustedID Premier and support of consumers using TrustedID Premier.
Since the announcement of the cybersecurity incident in September 2017, we have incurred a total of $314.0 million of expenses related to the incident and incremental IT and data security costs.
We expect costs related to the 2017 cybersecurity incident, excluding insurance recoveries, to be approximately $85 million for the third quarter of 2018 and $300 million for the full year.
We maintain $125.0 million of cybersecurity insurance coverage, above a $7.5 million deductible, to limit our exposure to losses such as those related to the cybersecurity incident. During the three and six months ended June 30, 2018, the Company has recorded insurance recoveries of $35.0 million and $45.0 million, respectively. Since the announcement of the cybersecurity incident in September 2017, we have recorded and received insurance recoveries of $95.0 million for costs incurred through June 30, 2018.

5. What impact will Argentina being a highly inflationary economy have on future results?

Argentina has experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina has been deemed a highly inflationary economy by accounting policymakers. Beginning in the third quarter, the foreign exchange impact of remeasuring the peso denominated monetary assets and liabilities will be recorded in other income, net in our consolidated statements of income. Currently, the result of this currency conversion is reported in the other comprehensive income line item of the consolidated balance sheet. We do not expect it to have a material impact on our consolidated financial statements.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, the income tax effect of stock awards recognized upon vesting or settlement, cybersecurity incident related costs, adjustments for uncertain tax positions, income tax adjustments, and acquisition-related amortization expense:

	Three Months Ended June 30,
(In millions, except per share amounts)	2018	2017	$ Change	% Change
Net income attributable to Equifax	$144.8	$165.4	$(20.6)	(12)%
Acquisition-related amortization expense of certain acquired intangibles (1)	39.2	41.8	(2.6)	(6)%
Cybersecurity incident related costs (2)	36.3	—	36.3	nm
Income tax effects of stock awards that are recognized upon vesting or settlement (3)	(1.9)	(4.8)	2.9	(60)%
Adjustments for uncertain tax positions(4)	(14.1)	—	(14.1)	nm
Tax impact of adjustments (5)	(15.2)	(7.6)	(7.6)	nm
Net income attributable to Equifax, adjusted for items listed above	$189.1	$194.8	$(5.7)	(3)%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.56	$1.60	$(0.04)	(3)%
Weighted-average shares used in computing diluted EPS	121.4	121.9

nm - not meaningful

(1)
During the second quarter of 2018, we recorded acquisition-related amortization expense of certain acquired intangibles of $39.2 million ($33.0 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $6.2 million of tax is comprised of $10.1 million of tax expense net of $3.9 million of a cash income tax benefit. During the second quarter of 2017, we recorded acquisition-related amortization expense of certain acquired intangibles of $41.8 million ($34.2 million, net of tax). The $7.6 million of tax is comprised of $13.8 million of tax expense net of $6.2 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)
During the second quarter of 2018, we recorded $71.3 million of pre-tax expenses related to the cybersecurity incident partially offset by insurance recoveries of $35.0 million for total of $36.3 million ($27.3 million, net of tax). See the Notes to this reconciliation for additional detail.

(3)
During the second quarter of 2018, we recorded a tax benefit of $1.9 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the second quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(4)
During the second quarter of 2018, we recorded a tax benefit of $14.1 million related to adjustments from uncertain tax positions resulting from a settlement with tax authorities for the 2016 and 2017 tax years. See the Notes to this reconciliation for additional detail.

(5)
During the second quarter of 2018, we recorded the tax impact of adjustments of $15.2 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $6.2 million ($10.1 million of tax expense net of $3.9 million of cash income tax benefit) and (ii) a tax adjustment of $9.0 million related to expenses for the cybersecurity incident.

During the second quarter of 2017, we recorded the tax impact of adjustments of $7.6 million ($13.8 million of tax expense net of $6.2 million of cash income tax benefit).

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding cybersecurity incident related costs, Veda acquisition related amounts, income taxes, interest expense, net and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended June 30,
(in millions)	2018	2017	$ Change	% Change
Revenue	$876.9	$856.7	$20.2	2%
Net income attributable to Equifax	$144.8	$165.4	$(20.6)	(12)%
Income taxes	23.3	75.0	(51.7)	(69)%
Interest expense, net*	25.3	23.8	1.5	6%
Depreciation and amortization	77.2	70.5	6.7	10%
Cybersecurity incident related costs (1)	36.3	—	nm	nm
Adjusted EBITDA, excluding the items listed above	$306.9	$334.7	$(27.8)	(8)%
Adjusted EBITDA margin	35.0%	39.1%

nm - not meaningful
*Excludes interest income of $1.1 million in 2018 and $0.8 million in 2017.

(1)
During the second quarter of 2018, we recorded $71.3 million of pre-tax expenses related to the cybersecurity incident partially offset by insurance recoveries of $35.0 million for total of $36.3 million ($27.3 million, net of tax). See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding cybersecurity incident related costs, income taxes, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three months ended June 30, 2018
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$324.6	$250.3	$207.6	$94.4	—	$876.9
Operating Income	126.3	37.0	83.9	19.0	(72.6)	193.6
Depreciation and Amortization	20.7	29.1	11.1	3.7	12.6	77.2
Other income/(expense), net**	0.9	2.7	—	—	(2.5)	1.1
Noncontrolling interest	—	(1.3)	—	—	—	(1.3)
Adjustments (1)	7.0	8.9	3.8	6.5	10.1	36.3
Adjusted EBITDA	$154.9	$76.4	$98.8	$29.2	$(52.4)	$306.9
Operating Margin	38.9%	14.8%	40.4%	20.1%	nm	22.1%
Adjusted EBITDA Margin	47.7%	30.5%	47.6%	31.0%	nm	35.0%

nm - not meaningful
*General Corporate Expense includes non-recurring adjustments of $10.1 million.
**Excludes interest income of $1.1 million in International.

(In millions)	Three months ended June 30, 2017
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$331.9	$231.4	$194.5	$98.9	—	$856.7
Operating Income	149.7	46.1	89.0	27.4	(46.3)	265.9
Depreciation and Amortization	20.8	26.0	10.6	3.2	9.9	70.5
Other income/(expense), net**	0.4	1.7	—	—	(1.7)	0.4
Noncontrolling interest	—	(2.2)	—	—	—	(2.2)
Adjusted EBITDA	$170.9	$71.6	$99.6	$30.6	$(38.1)	$334.6
Operating Margin	45.1%	19.9%	45.7%	27.7%	nm	31.0%
Adjusted EBITDA Margin	51.5%	30.9%	51.2%	31.0%	nm	39.1%

nm - not meaningful
**Excludes interest income of $0.8 million in International.

(1)
During the second quarter of 2018, we recorded $71.3 million of pre-tax expenses related to the cybersecurity incident partially offset by insurance recoveries of $35.0 million for total of $36.3 million ($27.3 million, net of tax).

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for costs related to the cybersecurity incident - We recorded $36.3 million ($27.3 million, net of tax) during the second quarter of 2018 associated with the costs to investigate the cybersecurity incident, legal fees to respond to subsequent litigation, costs to deliver the free product offering made to all U.S. consumers and incremental costs to transform our Information Technology Infrastructure and Data Security. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the second quarter of 2018, we recorded a tax benefit of $1.9 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the second quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2018 because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjustments for uncertain tax positions - During the second quarter of 2018, we recorded a tax benefit of $14.1 million related to adjustments from uncertain tax positions resulting from a settlement with tax authorities for the 2016 and 2017 tax years. Management believes excluding this tax effect from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2018 because a benefit of such an amount is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and Adjusted EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.